Clever Leaves Reports Second Quarter 2022 Results

Revenue Increased 27% Year-Over-Year to $4.7 Million, Reflecting Continued Commercial Momentum in Target Markets

Significant Debt Reduction and Restructuring Initiatives Create Enhanced Capital Efficiency

Reiterating 2022 Financial Guidance

BOCA RATON, FL., August 11, 2022 – Clever Leaves Holdings Inc. (Nasdaq: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids, is reporting financial and operating results for the second quarter ended June 30, 2022. All financial information is provided in US dollars unless otherwise indicated.

Second Quarter 2022 Summary vs. Comparable Year-Ago Quarter
•Revenue increased 27% to $4.7 million compared to $3.7 million. Cannabinoid revenue increased 124% to $1.3 million compared to $0.6 million, and non-cannabinoid revenue increased 9% to $3.4 million compared to $3.1 million.
•Gross profit was $1.3 million, which included a $1.3 million inventory provision, compared to $1.8 million, which included a $0.6 million inventory provision. Adjusted gross profit (a non-GAAP financial measure defined and reconciled herein), which excludes such inventory provision, increased 8% to $2.6 million compared to $2.4 million.
•Gross margin, which included such inventory provision of $1.3 million, was 28.0% compared to 48.1%, which included such inventory provision of $0.6 million. Adjusted gross margin (a non-GAAP financial measure defined and reconciled herein), which excludes such inventory provision, was 55.5% compared to 65.4%.
•All-in cost per gram of dry flower was $2.26 compared to $0.22. The increase was driven by significantly reduced harvest levels and costs to process existing inventory in Colombia; 1,200 kilograms of dry flower were harvested in total across our production operations during Q2, which is a 90% reduction compared to 11,464 kilograms harvested in the prior year period. The increase was also driven by expenses associated with the Company’s ramping cultivation operations and post-harvest facility in Portugal.
•Net loss reduced to $1.0 million compared to $9.0 million, driven primarily by a $6.9 million gain on investments following the Company’s sale of a portion of its minority equity stake in Cansativa, as well as a $2.2 million decrease in stock-based compensation expense.
•Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) was $(6.3) million compared to $(5.7) million, primarily due to increased cost of sales, including increased inventory provision and additional sales and marketing expenses.

Management Commentary

“We continued to make strong commercial progress during the second quarter, supported by our ongoing execution on our focused strategic priorities,” said Andres Fajardo, CEO of Clever Leaves. “We generated solid year-over-year revenue growth and increased cannabinoid revenues by 124%, driven by strong momentum in our target markets and further expansion of existing commercial partnerships. During the quarter, we worked to right-size our inventory levels and working capital by reducing our harvest by over 90%, as we did not harvest any new crops in Colombia. Our all-in cost per gram increased due to these harvest reductions in Colombia, as well as our extract processing costs for existing inventory and our pivot towards cultivating high-THC dry flower for export later this year. In Portugal, we also continued to incur expenses related to our ramping cultivation capacity, along with costs related to our post-harvest facility ahead of securing EU GMP licensing. We expect these dynamics will hold our per gram costs elevated over the near term. However, we expect our unit economics to normalize as we increase our capacity to meet growing demand for our high-THC flower.

“Across our core markets, we welcomed several key developments that strengthened our overall footprint and positioning. In April, the Colombian government issued Joint Resolution 539, the final regulatory piece needed to complete the country’s framework for dry flower exports. Our preparations for this expanded market opportunity are well underway, and we remain on track to begin dry flower exports in the fourth quarter of this year. We also enhanced our market pathways in Germany, where we became a fully licensed medical cannabis distributor and now have access to an expansive network of wholesalers and pharmacies across the country.

“On the commercial front, we have continued to expand in each of our target markets. We completed our first shipment of high-THC flower under our partnership with InterCure (Nasdaq: INCR, TSX: INCR.U, TASE: INCR), a key Israel partnership we announced just earlier this year. Similarly, in Australia, we launched and shipped a high-THC flower strain from Portugal to a large take-or-pay partner in July. In Brazil, we have continued to expand our shipments of products registered under the regulatory authority’s cannabis manufacturing and import standards, RDC 327, and our partners have already started their product launch programs in the country. Subsequent to the quarter, we announced the expansion of our partnership with Cantourage in Germany to launch our IQANNA #10 flower product. IQANNA #10 represents our second IQANNA product launch and is expected to carry one of the highest THC levels available in the German market. We look forward to further expanding our flower offerings and working to deepen our partnerships on an international scale. Throughout our target markets, we remain committed to maximizing patients’ access to our high-quality, pharmaceutical-grade products.

“To further support our growth, we took significant steps to improve our balance sheet and align our expenses with our current revenue profile. During the second quarter, we fully repaid our two largest debt obligations, which represents a near elimination of our total debt and gives us greater balance sheet flexibility for the coming quarters. In addition, we completed a global workforce reduction that is expected to yield approximately $2 million in cost savings this year and $4 million in annual cost savings thereafter. We believe these actions have meaningfully enhanced our capital efficiency and pathway to profitability.

“As we look to the remainder of the year, we expect to drive our business forward on all fronts by further enhancing our operations and cost structure, as well as optimizing our positioning for new commercial opportunities within our target markets. We remain committed to further executing on our refined growth strategy, with the goal of becoming a leader in the international cannabis industry and enhancing the value we create for our shareholders.”

Second Quarter 2022 Financial Results

Revenue in the second quarter of 2022 increased 27% to $4.7 million compared to $3.7 million for the same period in 2021. The increase was driven by continued sales strength across the Company’s non-cannabinoid and cannabinoid segments. Cannabinoid revenue increased 124% compared to the same period in 2021—primarily driven by Australia, Brazil, Germany and Israel —while non-cannabinoid revenue increased 9% compared to the same period in 2021.

All-in cost per gram of dry flower in the second quarter of 2022 was $2.26 compared to $0.22 per gram for the same period in 2021. During the second quarter, the Company reduced its total harvest by 90% to optimize inventory levels and improve working capital. In Colombia, the Company did not harvest any new crops, but continued to incur processing costs on its existing inventory to facilitate extract and isolate sales. In Portugal, the Company increased its harvest by 14%, but continued to experience higher costs associated with its early-stage operations, including ramping cultivation capacity and expenses associated with its post-harvest facility ahead of completing the EU GMP licensing process. These factors across both production geographies drove the year-over-year increase in the Company’s all-in cost per gram.

Gross profit in the second quarter of 2022, including a $1.3 million inventory provision, was $1.3 million compared to $1.8 million—including a $0.6 million inventory provision—for the same period of 2021, with a gross margin of 28.0% compared to 48.1% for the same period of 2021. Adjusted gross profit, which excludes such inventory provision, increased 8% to $2.6 million compared to $2.4 million for the same period of 2021, with an adjusted gross margin of 55.5% compared to 65.4% for the same period of 2021. The increase in adjusted gross profit was primarily driven by the aforementioned sales strength across the cannabinoid and non-cannabinoid segments, partially offset by increased inventory provision costs related to inventory obsolescence in Portugal.

Operating expenses in the second quarter of 2022 decreased to $9.5 million compared to $11.4 million for the same period in 2021. The decrease was primarily driven by reduced share-based compensation expense, as well as a lower level of overall general and administrative expenses during the quarter.

Net loss in the second quarter of 2022 decreased to $1.0 million compared to $9.0 million for the same period in 2021. This was primarily driven by a $6.9 million gain on investments following the Company’s sale of a portion of its minority equity stake in Cansativa, as well as a $2.2 million decrease in stock-based compensation expense. The gain on investments related to Cansativa comprised a $2.0 million realized gain on the sale and a $4.9 million unrealized gain due to the remeasurement of the Cansativa shares’ retained interest.

Adjusted EBITDA in the second quarter of 2022 was $(6.3) million compared to $(5.7) million for the same period in 2021. The decrease was mainly due to increased cost of sales, including increased inventory provision and additional sales and marketing expenses.

Cash, cash equivalents and restricted cash were $19.5 million at June 30, 2022 compared to $37.7 million at December 31, 2021. The decrease was primarily attributable to operating losses and the full repayments of the Company’s debt obligations related to its secured convertible note with Catalina L.P. and its loan and security agreement related to the 2019 acquisition of Herbal Brands. The decrease was partially offset by net proceeds raised from the Company’s at-the-market stock offering.

Debt Paydown and Cost Restructuring Initiatives

During the second quarter of 2022, Clever Leaves used the cash proceeds derived from its at-the-market-offering of common stock to fully settle its secured convertible note with Catalina L.P., as well as its remaining debt obligations related to its acquisition of Herbal Brands in 2019. The Company’s debt has thereby been reduced from $22.6 million to $2.1 million, resulting in annual cash interest expense savings of $0.8 million through the end of 2022.

To further align its cost structure more closely with its full year strategic objectives, the Company also completed a global work-force reduction during the second quarter of 2022. This reduction is expected to generate cash savings of $2.0 million in 2022 and $4.0 million in subsequent years.

Reiterated 2022 Outlook

Based on sustained commercial momentum across its target markets, the Company continues to expect its full year 2022 revenue to be within the range of $20 million and $25 million, with adjusted gross margin expected to range between 50% and 55%. Clever Leaves also expects adjusted EBITDA to range between $(23) million and $(20) million. In addition, the Company expects approximately $2 million to $3 million of annual capital expenditures.

Conference Call

Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2022.

The Company’s management will host the call, followed by a question-and-answer session, and the dial-in details are as follows:

Conference Call Date: August 11, 2022
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-855-238-2333
International dial-in number: 1-412-317-5222
Conference ID: 10169279

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through August 18, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10169279

About Clever Leaves Holdings Inc.

Clever Leaves is a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids. Its operations in Colombia and Portugal produce cannabinoid active pharmaceutical ingredients (API) and finished products in flower and extract form to a growing base of B2B customers around the globe. Clever Leaves aims to disrupt the traditional cannabis production industry by leveraging environmentally sustainable, ESG-friendly, industrial-scale and low-cost production methods, with the world’s most stringent pharmaceutical quality certifications. We announce material information to the public through a variety of means, including filings with the SEC, press releases, public conference calls, and our website (https://cleverleaves.com). We use these channels, as well as social media, including our Twitter account (@clever_leaves), and our LinkedIn page (https://www.linkedin.com/company/clever-leaves), to communicate with investors and the public about our Company, our products, and other matters. Therefore, we encourage investors, the media, and others interested in our Company to review the information we make public in these locations, as such information could be deemed to be material information. Information on or that can be accessed through our websites or these social media channels is not part of this release, and references to our website addresses and social media channels are inactive textual references only.

Non-GAAP Financial Measures

In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin do not have standardized meanings prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted Gross Profit (and the related Adjusted Gross Margin measure) is defined as gross profit excluding inventory provision. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin also exclude the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to be meaningful indicators of the performance of its core business. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For reconciliations of Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release. We have not provided or reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2022 are subject to risks and uncertainties, which could cause actual results to differ from the forward-

looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals (including its goals in its five key markets); (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions, including recent economic sanctions against Russia and their effects on the global economy; (v) geopolitical events (including the ongoing military conflict between Russia and Ukraine), natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as the global supply chain crisis, travel restrictions, delays or disruptions to physical shipments (including outright bans on imported products), delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the Company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products which may impede its ability to successfully commercialize its CBD brand in the United States; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers, including the sales agreements identified as a part of the Company’s 2022 strategic growth objectives; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigation; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
+1-949-574-3860
CLVR@gatewayir.com

Clever Leaves Press Contacts:
Rich DiGregorio
KCSA Strategic Communications
+1-856-889-7351
rdigregorio@kcsa.com

Diana Sigüenza
Strategic Communications Director
+57-310-236-8830
diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:
Andrew Miller
Vice President Sales - EMEA, North America, and Asia-Pacific
+1-416-817-1336
andrew.miller@cleverleaves.com

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Financial Position
(Amounts in thousands of U.S. Dollars, except share and per share data)

	June 30, 2022	December 31, 2021

Assets
Current:
Cash and cash equivalents	$19,025	$37,226
Restricted cash	438	473
Accounts receivable, net	3,391	2,222
Prepaids, deposits and other receivables	4,671	5,064
Inventories, net	16,740	15,408
Total current assets	44,265	60,393

Investment – Cansativa	5,747	1,458
Property, plant and equipment, net	29,502	30,932
Intangible assets, net	22,735	23,117
Operating lease right-of-use assets, net	3,210	—
Other non-current assets	3	260
Total Assets	$105,462	$116,160

Liabilities
Current:
Accounts payable	$3,225	$3,981
Accrued expenses and other current liabilities	2,730	2,898
Convertible note due 2024, current portion	—	16,559
Loans and borrowings, current portion	526	949
Warrant liability	392	2,205
Operating lease liabilities, current portion	1,506	—
Deferred revenue, current portion	265	653
Total current liabilities	8,644	27,245
Convertible note due 2024 — long-term	—	1,140
Loans and borrowing — long-term	1,609	6,447
Deferred revenue	1,271	1,548
Operating lease liabilities — long-term	1,859	—
Deferred tax liabilities	6,650	6,650
Other long-term liabilities	840	360
Total Liabilities	$20,873	$43,390

Shareholders’ equity
Additional paid-in capital	216,515	187,510
Accumulated deficit	(131,926)	(114,740)
Total shareholders' equity	84,589	72,770
Total liabilities and shareholders' equity	$105,462	$116,160

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Operations
(Amounts in thousands of U.S. Dollars, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$4,657	$3,672	$9,881	$7,149
Cost of sales	(3,353)	(1,904)	(6,539)	(3,241)
Gross profit	1,304	1,768	3,342	3,908

Expenses
General and administrative	8,013	10,301	16,274	18,765
Sales and marketing	728	241	1,461	828
Research and development	359	305	771	583
Restructuring expenses	(135)	—	3,873	—
Depreciation and amortization	537	524	1,054	1,103
Total expenses	9,502	11,371	23,433	21,279

Loss from operations	(8,198)	(9,603)	(20,091)	(17,371)

Other Expense (Income), net
Interest and amortization of debt issuance cost	652	920	2,770	1,898
(Gain) loss on remeasurement of warrant liability	(1,323)	(1,176)	(1,813)	3,675
Gain on investment	(6,851)	—	(6,851)	—
Loss on debt extinguishment, net	—	—	2,263	—
Foreign exchange loss	307	80	652	839
Other expense (income), net	63	(485)	10	(1,087)
Total other (income) expenses, net	(7,152)	(661)	(2,969)	5,325

Loss before income taxes and equity investment loss	$(1,046)	$(8,942)	$(17,122)	$(22,696)

Equity investment share of loss	—	14	64	25
Net loss	$(1,046)	$(8,956)	$(17,186)	$(22,721)
Net loss per share - basic and diluted	$(0.03)	$(0.35)	$(0.51)	$(0.90)
Weighted-average common shares outstanding - basic and diluted	39,559,793	25,588,987	33,792,261	25,311,077

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash Flow from Operating Activities:
Net loss	$(17,186)	$(22,721)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	1,984	1,377
Amortization of debt discount and debt issuance cost	1,949	—
Inventory provisions	2,126	803
Restructuring and related costs	3,430	—
(Gain) loss on remeasurement of warrant liability	(1,813)	3,675
Non-cash lease expense	155	—
Foreign exchange loss	652	839
Stock-based compensation expense	1,648	4,873
Equity investment share of loss	64	25
Gain on investment	(6,851)	—
Loss on debt extinguishment	2,263	—
Other non-cash expense, net	600	(538)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,169)	56
(Increase) in prepaid expenses	(1,014)	(616)
Decrease (increase) in other receivables and other non-current assets	178	(543)
(Increase) in inventory	(3,458)	(3,761)
(Decrease) in accounts payable and other current liabilities	(1,957)	(2,990)
(Decrease) increase in accrued and other non-current liabilities	(185)	25
Net cash used in operating activities	$(18,584)	$(19,496)

Cash Flow from Investing Activities:
Purchase of property, plant and equipment	(1,601)	(4,319)
Proceeds from partial sale of equity method of investment	2,498	—
Net cash provided by (used in) investing activities	$897	$(4,319)

Cash Flow from Financing Activities:
Repayment of debt	(22,665)	(1,107)
Other borrowings	73	1,223
Proceeds from issuance of shares	23,400	—
Equity issuance costs	(1,177)	—
Proceeds from exercise of warrants	—	1,410
Stock option exercise	22	10
Net cash (used in) provided by financing activities	$(347)	$1,536
Effect of exchange rate changes on cash, cash equivalents & restricted cash	(202)	(106)
Decrease in cash, cash equivalents & restricted cash	$(18,236)	$(22,385)
Cash, cash equivalents & restricted cash, beginning of period	37,699	79,460
Cash, cash equivalents & restricted cash, end of period	$19,463	$57,075

CLEVER LEAVES HOLDINGS INC.
Adjusted EBITDA Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Loss	$(1,046)	$(8,956)	$(17,186)	$(22,721)
(Gain) loss on remeasurement of warrant liability	(1,323)	(1,176)	(1,813)	3,675
Net Loss (Excl. Gain on remeasurement of warrant liability)	$(2,369)	$(10,132)	$(18,999)	$(19,046)
Share-based compensation	1,148	3,323	1,648	4,873
Restructuring expenses	(135)	—	3,873	—
Depreciation and amortization	912	630	1,984	1,380
Interest and amortization of debt issuance cost	652	920	2,770	1,898
Foreign exchange loss	307	80	652	839
Gain on investment	(6,851)	—	(6,851)	—
Loss on debt extinguishment, net	—	—	2,263	—
Equity investment share of loss	—	14	64	25
Other expense (income), net	63	(485)	10	(1,087)
Adjusted EBITDA (Non-GAAP Measure)	$(6,273)	$(5,650)	$(12,586)	$(11,118)

CLEVER LEAVES HOLDINGS INC.
Adjusted Gross Profit Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$4,657	$3,672	$9,881	$7,149
Cost of sales	(2,072)	(1,269)	(4,413)	(2,438)
Inventory provisions	(1,281)	(635)	(2,126)	(803)
Gross Profit	$1,304	$1,768	$3,342	$3,908
Inventory provisions	(1,281)	(635)	(2,126)	(803)
Adjusted Gross Profit (Non-GAAP Measure)	$2,585	$2,403	$5,468	$4,711

Gross Profit Margin (%)	28.0%	48.1%	33.8%	54.7%
Adjusted Gross Profit Margin (%)	55.5%	65.4%	55.3%	65.9%